Exhibit 99.1

Covidien Ltd. Sets Date for its 2008 Annual General Meeting of Shareholders

PEMBROKE, Bermuda, November 21, 2007– Covidien Ltd. (NYSE: COV; BSX: COV) today announced that its 2008 annual general meeting of shareholders will be held on March 18, 2008, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Hamilton, Bermuda at 10:00 a.m., Atlantic Time. The Company expects to mail proxy materials on or about January 24, 2008, to shareholders of record as of January 16, 2008.

ABOUT COVIDIEN

Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines, including Surgical Devices, Energy-based Devices, Respiratory and Monitoring Solutions, Patient Care and Safety Products, Imaging Solutions, Pharmaceutical Products, Medical Supplies and Retail Products. With 2006 revenue of nearly $10 billion, Covidien has more than 43,000 employees worldwide in 57 countries, and its products are sold in over 130 countries. For additional information, please visit our website, www.covidien.com.

SOURCE:

Covidien Ltd.

CONTACTS:
Eric Kraus	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
eric.kraus@covidien.com	cole.lannum@covidien.com

Bruce Farmer	Wayde McMillan
Director	Director
Financial Communications	Investor Relations
508-452-4372	508-452-4387
bruce.farmer@covidien.com	wayde.mcmillan@covidien.com